Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS IMPROVED RESULTS FOR
FIRST QUARTER FISCAL 2010
-- Sales Order Backlog Increase of 350 Percent --

FOREST CITY, IOWA, December 17, 2009 – Winnebago Industries, Inc. (NYSE:WGO), the leading United States motor home manufacturer, today reported improved financial results for the Company’s first quarter of fiscal year 2010.

Revenues for the first quarter of fiscal 2010 ended November 28, 2009 were $81.0 million, an increase of 16.7 percent, versus $69.4 million for the first quarter of fiscal 2009. The Company reported an operating loss of $6.0 million for the quarter, versus an operating loss of $16.9 million for the first quarter of fiscal 2009. Net loss for the first quarter was $1.3 million versus $9.6 million for the first quarter of fiscal 2009. On a diluted per share basis, the Company had a net loss of 5 cents for the first quarter of fiscal 2010 versus a net loss of 33 cents for the first quarter of fiscal 2009. The net loss for the first quarter reflected the positive impact of $4.9 million in tax benefits associated with additional fiscal year 2009 net operating loss carryback due to recent tax law changes; however, no tax benefits have been recorded on first quarter fiscal 2010 pre-tax losses which are not immediately subject to refund.

“We are extremely pleased to see an increase in revenues, as well as posting a small gross profit in our first quarter,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “As difficult as this recession has been for Winnebago Industries and the entire RV industry, we believe the worst may be over.”

Winnebago Industries’ sales order backlog was 1,521 motor homes at November 28, 2009, an increase of 350 percent compared to the end of the first quarter of fiscal 2009. This also represents an increase of 62 percent from August 29, 2009, the end of our fourth quarter. “The increased demand for our products is particularly noteworthy since it is seasonally very unusual to have a significant increase at this time of year,” said Olson. “We have seen particular strength in the backlog for our Class A gas and diesel products. Due to the escalation of our sales order backlog, we have increased our production levels and during the first quarter of fiscal 2010, our employment grew by approximately 350 employees.”

“While the economic environment, the availability of credit and the level of retail demand remain tenuous, we believe that dealer inventory has finally bottomed out,” said Olson. “Inventory of Winnebago, Itasca and ERA products on our dealers’ lots declined 52 percent to 1,567 motor homes as of November 28, 2009 versus 3,269 motor homes as of the end of the first quarter of fiscal 2009. Retail sales have been much higher than wholesale shipments throughout the past 18 months, providing further opportunity for added growth in the future through inventory replenishment even without an increase in retail demand.”

According to Statistical Surveys, Inc., the retail reporting service for the RV industry, Winnebago Industries’ gained market share in the combined Class A and C markets with 19.3 percent for the first 10 months of calendar 2009, compared to 18.3 percent for the same period last year.

“We had an excellent reception of our new 2010 products at the recent RVIA National RV Trade Show in Louisville, KY,” continued Olson. “We were pleased with the increased level of orders placed during the show as compared to last year. Many dealers also indicated they are interested in carrying fewer manufacturers’ product lines on their lots, with the intention to partner with manufacturers who are financially stable and able to provide product, sales and service support for the long-term.”

Conference Call
Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, December 17, 2009. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a further or continued slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.
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Winnebago Industries, Inc.
Unaudited Statements of Income
(In thousands, except percent and per share data)

	Quarter Ended
	Nov. 28, 2009		Nov. 29, 2008
Net revenues	$81,017	100.0%	$69,398	100.0%
Cost of goods sold	80,493	99.4	78,292	112.8
Gross profit (deficit)	524	0.6	(8,894)	(12.8)
Operating expenses Selling	3,229	4.0	3,665	5.3
General and administrative	3,272	4.0	4,331	6.2
Total operating expenses	6,501	8.0	7,996	11.5
Operating loss	(5,977)	(7.4)	(16,890)	(24.3)
Financial (expense) income	(233)	(0.3)	524	0.7
Loss before income taxes	(6,210)	(7.7)	(16,366)	(23.6)
Benefit for taxes	(4,866)	(6.0)	(6,770)	(9.8)
Net loss	$(1,344)	(1.7)%	$(9,596)	(13.8)%
Loss per common share:
Basic	$(0.05)		$(0.33)
Diluted	$(0.05)		$(0.33)
Weighted average common shares outstanding:
Basic	29,073		29,027
Diluted	29,086		29,039

Winnebago Industries, Inc.
Unaudited Condensed Balance Sheets
(In thousands)

	Nov. 28, 2009	Aug. 29, 2009
ASSETS
Current assets:
Cash and cash equivalents	$29,205	$36,566
Short-term investments	13,700	13,500
Receivables, net	11,963	11,717
Inventories	51,079	46,850
Income taxes receivable	22,140	17,356
Prepaid and other	3,351	3,425
Total current assets	131,438	129,414

Property and equipment, net	26,826	28,040
Assets held for sale	6,515	6,515
Long-term investments, less impairments	19,806	19,794
Investment in life insurance	22,752	22,451
Other assets	16,069	14,252
Total assets	$223,406	$220,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,308	$10,370
Short-term ARS borrowings	9,100	9,100
Income taxes payable	313	299
Accrued expenses	30,348	30,185
Total current liabilities	54,069	49,954

Long-term liabilities:
Unrecognized tax benefits	8,984	9,012
Postretirement health care and deferred compensation benefits, net of current portion	70,143	69,169
Total long-term liabilities	79,127	78,181

Stockholders’ equity	90,210	92,331
Total liabilities and stockholders’ equity	$223,406	$220,466

Winnebago Industries, Inc.
Unaudited Condensed Statement of Cash Flows
(In thousands)

	Quarter Ended Nov. 28, 2009	Quarter Ended Nov. 29, 2008

Operating activities:
Net loss	$(1,344)	$(9,596)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,684	2,137
Stock-based compensation	164	288
Postretirement benefit income and deferred compensation expense	323	508
Deferred income taxes	—	(1,008)
Increase in cash surrender value of life insurance policies	(296)	(246)
Other	(41)	19
Change in assets and liabilities:
Inventories	(4,229)	27,302
Receivables and prepaid assets	(449)	4,704
Income taxes receivable and unrecognized tax benefits	(4,887)	(4,510)
Accounts payable and accrued expenses	4,055	(5,951)
Postretirement and deferred compensation benefits	(837)	(781)
Net cash (used in) provided by operating activities	(5,857)	12,866

Investing activities:
Proceeds from the sale or maturity of investments	—	3,100
Purchases of property and equipment	(509)	(689)
Other	(420)	(712)
Net cash (used in) provided by investing activities	(929)	1,699

Financing activities:
Payments for purchase of common stock	(249)	(162)
Payments of cash dividends	—	(3,489)
Proceeds from issuance of treasury stock	15	—
Other	(341)	—
Net cash used in financing activities	(575)	(3,651)

Net (decrease) increase in cash and cash equivalents	(7,361)	10,914

Cash and cash equivalents at beginning of period	36,566	17,851

Cash and cash equivalents at end of period	$29,205	$28,765

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Change
	Nov. 28, 2009	Nov. 29, 2008	Units	%
Motor home unit deliveries
Class A Gas	235	165	70	42.4
Class A Diesel	180	118	62	52.5
Total Class A	415	283	132	46.6
Class B	62	35	27	77.1
Class C	317	338	(21)	(6.2)
Total deliveries	794	656	138	21.0

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of		Change
	Nov. 28, 2009	Nov. 29, 2008	Units	%
Sales order backlog
Class A Gas	531	84	447	532.1
Class A Diesel	381	35	346	988.6
Total Class A	912	119	793	666.4
Class B	17	8	9	112.5
Class C	592	211	381	180.6
Total backlog*	1,521	338	1,183	350.0

Total approximate revenue dollars (in thousands)	$149,501	$27,648	$121,853	440.7

Dealer inventory	1,567	3,269	(1,702)	(52.1)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.